Exhibit 3.5
CERTIFICATE OF MERGER
of
INS ACQUISITION, INC.
(a Delaware corporation)
with and into
INTELLECT NEUROSCIENCES, INC.
(a Delaware corporation)
     In accordance with Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”), the undersigned, Intellect Neurosciences, Inc., a Delaware corporation, does hereby certify as follows:
     FIRST: That the name and state of incorporation of each of the constituent corporations to the merger herein certified (the “Merger”) are as follows:

Name of Corporation	State of Incorporation

INS Acquisition, Inc. (“Merger Sub”)	Delaware
Intellect Neurosciences, Inc. (“Company”)	Delaware
     SECOND: That the Agreement and Plan of Merger, dated as of January 25, 2007 (the “Merger Agreement”), by and among GlobePan Resources, Inc., a Delaware corporation (the “Parent”), Merger Sub, and the Company, has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Sections 251 and 228 of the DGCL.
     THIRD: That the name of the surviving corporation (the “Surviving Corporation”) of the Merger is Intellect Neurosciences, Inc.
     FOURTH: That the Certificate of Incorporation of the Surviving Corporation is hereby amended and restated in its entirety as attached hereto as Exhibit 1.
     FIFTH: That the executed Merger Agreement is on file at the principal place of business of the Surviving Corporation located at 7 West 18th St., 9th Fl., New York, NY 10011.
     SIXTH: That a copy of the Merger Agreement will be furnished by the Surviving Corporation, upon request and without cost, to any stockholder of either constituent corporation.
Certificate of Merger
     SEVENTH: That the Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

     IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be executed in its corporate name by a duly authorized officer as of this 25th day of January, 2007.

INTELLECT NEUROSCIENCES, INC.
By:	/s/ Elliot M. Maza
	Name:	Elliot M. Maza
	Title:	Chief Financial Officer

Exhibit 1
See attached

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
INTELLECT NEUROSCIENCES, INC.
     FIRST: The name of the corporation (hereinafter called the “Corporation”) is Intellect USA, Inc.
     SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.
     THIRD: The nature of the business and the purposes to be conducted and promoted by the Corporation, shall be any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
     FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is as follows:
     1,000 shares of Common Stock, $0.001 par value.
     FIFTH: The Corporation shall have perpetual existence.
     SIXTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:
     1. The business of the Corporation shall be conducted by the officers of the Corporation under the supervision of the Board of Directors.
     2. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. No election of Directors need be by written ballot.
     3. The Board of Directors of the Corporation may adopt, amend or repeal the Bylaws of the Corporation at any time after the original adoption of the Bylaws according to Section 109 of the General Corporation Law of the State of Delaware.
     SEVENTH: The Corporation may, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which a person indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
     EIGHTH: From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article EIGHTH.
     NINTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment.